Exhibit 99.1

SPLASH BEVERAGE GROUP, INC.

AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the board of directors (the “Board”) of Splash Beverage Group, Inc. (the “Company”) to be known as the audit committee (the “Audit Committee”), the purpose of which shall be to oversee the accounting and financial reporting processes of the corporation and audits of the financial statements of the corporation. The Audit Committee shall at all times be composed of the at least the minimum number of directors as may be required by the Securities and Exchange Commission (“Commission”) and the principal exchange or over the counter market upon which the Company’s securities are listed for trading. Each director serving on the Audit Committee shall also be independent of the management of the Company and free of any relationship that, in the opinion of the Board and in accordance with any applicable rules and regulations of the Securities and Exchange Commission (the “Commission”) and the principal exchange or over the counter market upon which the corporation’s securities are listed for trading, would interfere with their exercise of independent judgment as Audit Committee members.

Audit Committee Financial Expert

The Audit Committee shall consist of two or more Board members, each of whom shall qualify as “independent directors” under the rules of the NYSE MKT LLC Company Guide and the Commission. The Audit Committee shall include such number of persons, but no fewer than one, who qualify as audit committee financial experts in accordance with any applicable rules and regulations of the Commission and the principal exchange or over the counter market upon which the Company’s securities are listed for trading. The determination of which members, if any, qualify as audit committee financial experts shall be made by the Board in accordance with any applicable rules and regulations of the Commission and the principal exchange or over the counter market upon which the Company’s securities are listed for trading. In addition, all members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

Meetings

The Audit Committee shall meet as required throughout the fiscal year, but no less than four times. The Audit Committee shall meet with the independent auditors and management quarterly to review the Company’s financial statements and Reports on Form 10Q and Form 10K to be filed with the Commission and shall meet independently at least once with the Company’s independent auditors to review the policies and procedures related to the Company’s financial reporting, accounting methods and internal controls.

Statement of Policy

The Audit Committee shall provide assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Board, the independent auditors, and the financial management of the Company. The Audit Committee shall fulfill these responsibilities by: (a) reviewing and monitoring the integrity of the financial reports and other financial information provided by the Company to any governmental body or the public; (b) reviewing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (c) reviewing and monitoring the Company’s internal auditing, accounting and financial reporting processes generally; and (d) overseeing the independent auditor’s qualifications and independence.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality. In carrying out these responsibilities, the Audit Committee will:

1.	Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such registered public accounting firm will report directly to the Audit Committee.

2.	Establish policies and procedures for pre-approval of all audit or permissible non-audit services provided by the Company’s independent auditors.

3.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

4.	Review with the independent auditors and the Company’s financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Audit Committee periodically should review company policy statements.

5.	Review and discuss with the independent auditor (and separately with management) the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. This review shall include:

●	The adequacy of the Company’s internal controls and the fullness and accuracy of the Company’s financial statements;
●	Whether there have been (and if so, the nature of) any audit problems or difficulties and any related responses by management;
●	Confirmation that management is not placing any restrictions on the scope of the independent auditors’ work or their access to information;
●	Any significant disagreements with management and management’s response;
●	Inquiry as to any accounting adjustments noted or proposed by the independent auditors but “passed” (as immaterial or otherwise) and any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues raised in connection with the Company’s audit; and
●	Discussion of any “management” or “internal control” letters issued or proposed to be issued by the independent auditors to the Company, as well any other material written communications between the independent auditors and management.

6.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1.

7.	Review the financial statements contained in the annual and quarterly reports to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

8.	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

9.	Review the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles and approve significant changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management.

10.	Review and discuss periodic reports from the independent auditors on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

11.	Discuss with management (on a pre-issuance basis) (a) the Company’s earnings press releases, financial information and earnings guidance provided to analysts and rating agencies; and (b) significant financial reporting or other matters to be disclosed in any Commission filings, such as a change in accounting principles or extraordinary and non- recurring items and transactions.

12.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives.

13.	Review and evaluate the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s major financial risk exposures and litigation and insurance management processes and review steps taken by management to monitor and control such exposures.

14.	Review accounting and financial human resources and succession planning within the Company.

15.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board.

16.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

17.	Establish, review and update periodically a Code of Ethics compliant with Commission regulations and applicable to all employees, including the Company’s principal executive officer, senior financial officers and directors; ensure that management has established a system to enforce this Code; and review management’s monitoring of compliance with the Company’s Code of Ethics, including the Code of Ethics applicable to the Company’s Chief Executive and Chief Financial Officer. Determine whether to grant any waivers of or approve any other deviations from the Company’s Code of Ethics.

18.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act (“Required Response to Audit Discoveries”) has not been implicated.

19.	Evaluate, approve, and monitor on an ongoing basis any related party transactions.

20.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Conduct an annual self-evaluation to assess the Audit Committee’s effectiveness.

21.	Prepare the reports required by the rules of the Commission which are required to be in the Company’s annual proxy statement and other reports filed pursuant to the Exchange Act and the rules and regulations promulgated thereunder by the Commission.

22.	Have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

23.	Will be provided with appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the board of directors, for payment of compensation:

●	To any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company; and

●	To independent counsel or other advisers employed by the Audit Committee.